Exhibit 10.12

KEARNY FINANCIAL CORP.

2005 STOCK COMPENSATION AND INCENTIVE PLAN

Amendment Number One

WHEREAS, Kearny Financial Corp. (the “Company”) maintains the Kearny Financial Corp. 2005 Stock Compensation and Incentive Plan (the “Plan”); and

WHEREAS, in connection with the conversion of Kearny MHC from the mutual holding company to the stock holding company form of organization (the “Conversion”), the Company wishes to amend the Plan in order to use a uniform definition of change in control in all benefit plans and arrangements sponsored by the Company and Kearny Bank; and

WHEREAS, pursuant to Section 9.6(d) of the Plan, the Company may amend the Plan from time to time.

NOW THEREFORE, the Plan is hereby amended as follows, effective as of the effective date of the Conversion:

The definition of “Change in Control” at Section 2 of the Plan is hereby amended to read as follows:

“Change in Control.”  For purposes of this Plan, the term “Change in Control” shall mean the occurrence of any of the following events:

(i)

Merger: The Company or the Bank merges into or consolidates with another entity, or merges another bank or corporation into the Bank or the Company, and as a result, less than a majority of the combined voting power of the resulting corporation immediately after the merger or consolidation is held by persons who were stockholders of the Company or the Bank immediately before the merger or consolidation;

(ii)

Acquisition of Significant Share Ownership: There is filed, or is required to be filed, a report on Schedule 13D or another form or schedule (other than Schedule 13G) required under Sections 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended, if the schedule discloses that the filing person or persons acting in concert has or have become the beneficial owner of 25% or more of a class of the Company’s or the Bank’s voting securities; provided, however, this clause (ii) shall not apply to beneficial ownership of the Company’s or the Bank’s voting shares held in a fiduciary capacity by an entity of which the Company directly or indirectly beneficially owns 50% or more of its outstanding voting securities;

(iii)

Change in Board Composition: During any period of two consecutive years, individuals who constitute the Company’s or the Bank’s Board of Directors at the beginning of the two-year period cease for any reason to constitute at least a majority of the Company’s or the Bank’s Board of Directors; provided, however, that for purposes of this clause (iii), each director who is first elected by the board (or first nominated by the board for election by the stockholders) by a vote of at least two-thirds (2/3) of the directors who were directors at the beginning of the two-year period or who is appointed to the Board as the result of a directive, supervisory agreement or order issued by the primary federal regulator of the Company or the Bank or by the Federal Deposit Insurance Corporation (“FDIC”) shall be deemed to have also been a director at the beginning of such period; or

(iv)	Sale of Assets: The Company or the Bank sells to a third party all or substantially all of its assets.

Notwithstanding the foregoing, the Conversion shall not be considered a “Change in Control” for purposes of this Plan.”

IN WITNESS WHEREOF, the Company has adopted this Amendment, on the date set forth below.

KEARNY FINANCIAL CORP.

May 18, 2015	By	/s/ Craig L. Montanaro
Date	Its	President and CEO

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